UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 15, 2008

ZVUE Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32985	98-0430675
(Commission File Number)	(IRS Employer Identification No.)

612 Howard Street, Suite 600
San Francisco, California 94105	94105
(Address of Principal Executive Offices)	(Zip Code)

(415) 495-6470

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant;

The Company completed a $1.0 Million secured financing for its hardware business. The financing, which was completed July 15, 2008, allows for the company to draw up to $1.0 million to finance purchase order commitments associated with the sale of MP3 and Video MP3 players with mass market retailers. The Company’s CTO, who is also a director and the beneficial owner of more than 10% of the Company’s common stock, is the lender. The financing carries a prime plus seven percent interest rate and matures on September 30, 2008. As part of the financing the company also issued to its CTO 350,000 fully vested warrants with an exercise price of $0.17.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing;

On July 17, 2008 the Company received a letter from the NASDAQ Stock Market ("NASDAQ") stating that the Company does not meet the independent director and audit committee requirements for continued listing on The NASDAQ Stock Market under Marketplace Rules 4350(c)(1)1 and 4350(d)(2)2 (the “Rules”), respectively. In addition, the Company is not eligible for the cure period provided in Marketplace Rule 4350. As a result, the Staff is reviewing the Company's eligibility for continued listing on The NASDAQ Stock Market. To facilitate this review, NASDAQ has asked the Company to provide a specific plan and timetable to achieve compliance with the Rules on or before August 1, 2008. The Company is in the process of preparing the requested plan and timetable and expects to meet the August 1, 2008 deadline.

The letter was the result of the previously announced resignations of Messer. Allan Grafman and Mitchell Koulouris on July 3 and July 10, 2008 which were not as a result of any disagreement with the company on any matter relating to its operations, policies or practices.

Item 8.01 Other Events.

On July 21, 2008, the Company issued a press release announcing the receipt of the Delisting Notice from the NASDAQ.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan Agreement
10.2	Security Agreement
99.1	Press Release, dated July 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZVUE CORPORATION

Date: July 21, 2008
	By:	/s/ Jeff Oscodar
Jeff Oscodar
President and Chief Executive Officer